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                                                                      Exhibit 99

SGI COMPLETES SALE OF CRAY VECTOR BUSINESS TO TERA COMPUTER COMPANY

     Sale Allows SGI to Increase Focus on High Performance Server Market, Represents Key Milestone in Corporate Execution

     April 4, 2000

     MOUNTAIN VIEW, Calif. (April 4, 2000)--SGI (NYSE: SGI) today announced that it has completed the sale of its Cray-Registered Trademark- vector business, a portion of its overall high performance server business, to Tera Computer Company (NASDAQ:TERA). The announcement makes good on the definitive agreement previously announced by the two companies on March 2, 2000.

     "SGI strongly believes that the scalable NUMA architecture, rather than vectors, provides the most compelling price/performance model for the technical compute market of today and tomorrow," said Ken Coleman, senior vice president, Global Sales, Service and Marketing, SGI. "Today's announcement should be viewed in that context. We are positioning SGI for aggressive growth in the technical compute market with high performance, scalable servers. Our efforts are focused on systems incorporating a next-generation, highly scalable NUMA architecture and advanced clustering technology, together with a broad array of technical applications and solutions."

     Through a licensing agreement, SGI has retained substantial intellectual property, including certain patents, arising from the Cray business both before and after SGI's acquisition of Cray Research, Inc. in 1996. SGI retains exclusive rights to its modular, scalable NUMA technology, including current and future products, and supporting software, system and service engineers, as well as non-vector operations in Chippewa Falls, Wis. and Eagan, Minn. Also unaffected by the sale are SGI's current NUMA products, the SGITM OriginTM server and Silicon
     Graphics-Registered Trademark- Onyx2-Registered Trademark- visual workstation lines.

     Under the terms of the sale, Tera has assumed ownership of the Cray product line, including the Cray SV1TM, Cray T3ETM and Cray T90TM systems; existing service contracts; future Cray vector products, including the Cray SV2TM system; and three facilities in Chippewa Falls. Tera has extended employment offers to the approximately 800 Cray vector business employees.

     The sale price of $58 million was comprised of approximately $51 million in cash and notes, which will be paid in installments through December 31, 2000, and one million shares of Tera common stock.

     The discussion in this news release of the sale of the Cray vector supercomputer business contains forward-looking statements that involve risks and uncertainties and other risks detailed from time to time in the company's SEC reports, including the report on Form 10-Q for the quarter ended December 31, 1999 and Form 10-K for the fiscal year ended June 30, 1999. Actual results may vary materially.


     SGI provides a broad range of high-performance computing and advanced graphics solutions that enable customers to understand and conquer their toughest computing problems. Headquartered in Mountain View, Calif., with offices worldwide, the company is located on the Web at www.sgi.com.